Exhibit 99.1

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2017 Fourth Quarter and Full Year Results

•	Full year revenue of $92 million; net income of $5 million, $0.52 per share

•	Cash and investments grew over $8 million during fiscal 2017

•	Expecting fiscal 2018 revenue to be between $80 million and $90 million

BATAVIA, NY, June 1, 2017 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical, power and defense industries, today reported financial results for its fourth quarter and fiscal year ended March 31, 2017 (“fiscal 2017”).

Net sales in the fourth quarter of fiscal 2017 were $25.6 million, compared with net sales of $22.3 million in the fourth quarter of the fiscal year ended March 31, 2016 (“fiscal 2016”). Net income in the fiscal 2017 fourth quarter was $1.8 million, or $0.18 per diluted share, compared with $0.5 million, or $0.05 per diluted share, in the prior-year fourth quarter.

Net sales for the full year of fiscal 2017 were $91.8 million, an increase of 2% over $90.0 million in fiscal 2016. Fiscal 2017 net income was $5.0 million, or $0.52 per diluted share, compared with net income of $6.1 million, or $0.61 per diluted share, in fiscal 2016.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “The benefit of our revenue diversification efforts is evident in our fiscal 2017 results. Approximately 30% of revenue was for the nuclear power and U.S. Navy markets. Energy markets remained deeply contracted during fiscal 2017 and our bidding activity hasn’t yet indicated a rebound in the energy markets we serve. Our fiscal 2017 total orders, net of cancellations, were at their lowest level in six years, resulting in backlog at its lowest level in eight years. We believe the long-term outlook for energy markets is strong. Also, our development of M&A prospects continues to build in support of our strategy to expand and diversify our revenue mix.”

He continued, “Expecting that investment in our energy markets will remain weak in fiscal 2018, our sales resources are focused on our installed base as it is here where spending is anticipated. We also expect contraction in our nuclear power markets; however, we believe that focus on the installed base of utilities and remaining investments for completing the Summer and Vogtle power plants will result in our revenue growth from this market in fiscal 2018. Importantly, operations resources are concentrated on our Naval backlog and pulling it into the current year’s revenue cycle. We expect $9 million to $12 million of Naval backlog will convert in fiscal 2018.”

Fourth Quarter Fiscal 2017 Sales Summary

(See accompanying financial tables for a breakdown of sales by industry and region)

Sales to the Company’s other commercial, industrial and defense markets were up considerably, to $9.9 million, compared with $3.3 million in the fiscal 2016 fourth quarter. Growth in those markets was driven by completion of a large non-typical Naval order that was initiated during the third quarter. Sales to the chemical/petrochemical market were also up, by $0.9 million to $6.9 million. Growth was partially offset by lower sales to the refining market which, at $4.0 million, were approximately half of last year’s fourth quarter. Additionally, sales to the power market were down $0.4 million to $4.8 million. From a geographic perspective, sales

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Graham Corporation Reports Fiscal 2017 Fourth Quarter and Full Year Results

June 1, 2017

to the U.S. were significantly higher than the prior-year fourth quarter, driven by the other commercial, industrial and defense markets, while sales to all international market regions declined.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

Fourth Quarter Fiscal 2017 Operating Performance Review

($ in millions)	Q4 FY17	Q4 FY16	Change
Net sales	$25.6	$22.3	$3.3
Gross profit	$6.7	$4.6	$2.1
Gross margin	26.3%	20.4%
Operating profit	$2.5	$0.6	$1.9
Operating margin	9.8%	2.8%
Net income	$1.8	$0.5	$1.3
Diluted EPS	$0.18	$0.05	$0.13

Fourth quarter gross profit and margin benefited from a large non-typical order that began converting in the third quarter of fiscal 2017 and was completed in the fourth quarter.

Selling, general and administrative (“SG&A”) expenses increased 7% to $4.2 million. SG&A as a percent of sales was 16% in the fourth quarter of fiscal 2017 compared with 18% in the same prior-year period.

During the fourth quarter of fiscal 2017, Graham had an effective tax rate of 31%. The effective tax rate in the fourth quarter of fiscal 2016 was 26%.

To summarize, the improvement in net income was primarily driven by higher revenue and improved gross margin, partially offset by higher SG&A and a higher effective tax rate.

The comparison of Adjusted EBITDA (defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization and a nonrecurring restructuring charge where applicable) was impacted by the factors discussed above:

($ in millions)	Q4 FY17	Q4 FY16	Change
Adjusted EBITDA	$3.1	$1.2	$1.9
Adjusted EBITDA margin	12.1%	5.4%

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, Adjusted EBITDA and Adjusted EBITDA margin (Adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

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Graham Corporation Reports Fiscal 2017 Fourth Quarter and Full Year Results

June 1, 2017

Full Year Fiscal 2017 Review

($ in millions)	FY17	FY16	Change
Net sales	$91.8	$90.0	$1.8
Gross profit	$22.2	$23.3	$(1.1)
Gross margin	24.1%	25.8%
Operating profit	$6.7	$8.5	$(1.8)
Operating margin	7.3%	9.4%
Net income	$5.0	$6.1	$(1.1)
Diluted EPS	$0.52	$0.61	$(0.09)

International sales of $22.6 million in fiscal 2017 represented 25% of total sales, compared with $33.0 million, or 37% of sales, in fiscal 2016. Sales to the U.S. were $69.2 million, or 75% of net sales in fiscal 2017, compared with $57.0 million, or 63% of fiscal 2016 net sales. The international markets with the largest decreases were the Middle East and Canada, partially offset by increases in Mexico and South America.

The 170 basis point decrease in the fiscal 2017 gross margin was primarily due to a very competitive pricing environment for orders received in fiscal 2017 and an unfavorable mix, partially offset by favorable margin on a large non-typical order that converted in the second half of fiscal 2017.

SG&A in fiscal 2017 was down $1.7 million, or 10%, to $14.9 million. The improvement was primarily due to lower sales commissions and cost reduction efforts, as well as the benefit of an insurance settlement recorded in the fiscal 2017 second quarter. As a percent of sales, SG&A was 16% in fiscal 2017, compared with 18% in fiscal 2016.

Fiscal 2017 operating profit was unfavorably impacted by a $0.6 million restructuring charge, the majority of which was recognized in the first quarter. Fiscal 2016 operating profit benefited from $1.8 million of other income resulting from cancellation charges received from customers.

Graham had an effective tax rate of 29% and 30% in fiscal 2017 and 2016, respectively.

To summarize, fiscal 2017 net income was lower than fiscal 2016 primarily due to lower gross margin, the recording of fiscal 2017 restructuring charges, and the impact of fiscal 2016 other income, partially offset by lower SG&A expenses in fiscal 2017.

Excluding a $0.4 million net of tax, nonrecurring restructuring charge recorded in fiscal 2017, adjusted net income, a non-GAAP measure, was $5.5 million or $0.56 per diluted share. Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted net income helps in the understanding of its operating performance. See the attached tables for additional important disclosures regarding Graham’s use of adjusted net income as well as a reconciliation of GAAP net income to non-GAAP adjusted net income.

The comparison of Adjusted EBITDA reflects the factors discussed above:

($ in millions)	FY17	FY16	Change
Adjusted EBITDA	$9.6	$10.9	$(1.3)
Adjusted EBITDA margin	10.5%	12.1%

See the attached tables for additional important disclosures regarding Graham’s use of Adjusted EBITDA and Adjusted EBITDA margin as well as a reconciliation of net income to Adjusted EBITDA.

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Graham Corporation Reports Fiscal 2017 Fourth Quarter and Full Year Results

June 1, 2017

Balance Sheet Review

Cash, cash equivalents and investments at March 31, 2017 were $73.5 million, up $8.4 million from the end of fiscal 2016. The balance at March 31, 2017 benefited from an increase in customer deposits and low capital spending.

Cash provided by operations in fiscal 2017 was $12.4 million, compared with $18.8 million in fiscal 2016. The reduction was primarily the result of unusually high cash flow from working capital in the prior-year period due to timing.

Capital expenditures were $0.3 million in fiscal 2017 compared with $1.2 million in fiscal 2016. The Company expects capital expenditures for fiscal 2018 to be between $2.5 million and $3.0 million. The majority of the capital investments are expected to be used for equipment upgrades and productivity enhancements.

Dividend payments were $3.5 million for fiscal 2017, up from $3.3 million in fiscal 2016. Additionally, in fiscal 2016, the Company used $9.4 million to purchase treasury stock; none was purchased in fiscal 2017.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding, at March 31, 2017.

Weak Order Levels and Low Backlog Point to a Challenging Fiscal 2018

Total gross orders were $15.5 million in the fourth quarter of fiscal 2017, however, there were $6.5 million of cancellations from backlog, resulting in net orders of $9.0 million. This is down from $17.1 million of net orders in the prior-year fourth quarter, which included $4.9 million of cancellations. In the fiscal 2017 fourth quarter, orders from U.S. customers were $9.5 million, and net orders from international markets were negative $0.5 million, reflecting the $6.5 million of cancelled orders.

Orders during fiscal 2017, net of $6.5 million cancellations, were $66.1 million, compared with $84.0 million, net of $12.1 million of cancellations, in fiscal 2016. Orders from U.S. customers were $48.9 million, or 74% of total net orders, and orders from international markets were $17.2 million, or 26%, in fiscal 2017. This compares with 67% U.S. and 33% international in fiscal 2016.

Graham expects that the balance between domestic and international orders will continue to be variable between quarters.

Backlog at the end of fiscal 2017 was $82.6 million, down $16.5 million sequentially from the end of the fiscal 2017 third quarter, due to ongoing weakness within the energy markets and timing with respect to the other commercial, industrial and defense markets.

The Company’s backlog mix by industry continues to highlight the success of its diversification strategy to increase sales to the U.S. Navy and the power industry. Backlog by industry at March 31, 2017 was approximately:

•	16% for refinery projects

•	12% for chemical/petrochemical projects

•	8% for power projects, including nuclear

•	61% for U.S. Navy projects

•	3% for other industrial applications

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Graham Corporation Reports Fiscal 2017 Fourth Quarter and Full Year Results

June 1, 2017

The expected timing for that backlog to convert to sales is as follows:

•	Within next 12 months: 45% to 55%

•	Within 12 to 24 months: 5% to 10%

•	Beyond 24 months: 35% to 40%

Outlook and FY 2018 Guidance

Mr. Lines concluded, “We believe that we must set a cautious tone entering fiscal 2018 due to the current backlog that is scheduled to convert during the year and the near-term quality and quantity of our bidding pipeline. We again expect that our diversification strategies into nuclear power and Naval markets will represent nominally 30% of sales in fiscal 2018. Additionally, our pursuit of inorganic growth opportunities continues to be active.”

Graham is announcing its fiscal 2018 guidance, as follows:

•	Revenue is anticipated to be between $80 and $90 million

•	Gross margin is expected to be between 22% and 24%

•	SG&A expense is expected to be between $16 and $17 million

•	Effective tax rate is anticipated to be between 30% and 32%

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the fourth quarter and fiscal 2017, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from approximately 2:00 p.m. Eastern Time today through Thursday, June 8, 2017. To listen to the archived call, dial (412) 317-6671, and enter conference ID number 13659717. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, nuclear and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham is also a leading nuclear code accredited fabrication and specialty machining company. Graham supplies components used inside reactor vessels and outside containment vessels of nuclear power facilities. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

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Graham Corporation Reports Fiscal 2017 Fourth Quarter and Full Year Results

June 1, 2017

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in commodities prices, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and the expected performance of Energy Steel & Supply Co. and its operations in China, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2017 Fourth Quarter and Full Year Results

June 1, 2017

Graham Corporation

Fourth Quarter Fiscal 2017

Consolidated Statements of Income

(Amounts in thousands, except per share data)

	Three Months Ended			Year Ended
	March 31,			March 31,
	2017	2016	% Change	2017	2016	% Change
Net sales	$25,624	$22,301	15%	$91,769	$90,039	2%
Cost of products sold	18,885	17,742	6%	69,608	66,784	4%

Gross profit	6,739	4,559	48%	22,161	23,255	(5%)
Gross profit margin	26.3%	20.4%		24.1%	25.8%
Other expenses and income:
Selling, general and administrative	4,162	3,884	7%	14,624	16,331	(10%)
Selling, general and administrative – amortization	59	59	0%	234	234	0%
Restructuring charge	—	—	NA	630	—	NA
Other income	—	(5)	NA	—	(1,789)	NA

Operating profit	2,518	621	305%	6,673	8,479	(21%)
Operating profit margin	9.8%	2.8%		7.3%	9.4%
Interest income	(114)	(84)	36%	(386)	(261)	48%
Interest expense	3	2	50%	10	10	0%

Income before provision for income taxes	2,629	703	274%	7,049	8,730	(19%)
Provision for income taxes	828	183	352%	2,026	2,599	(22%)

Net income	$1,801	$520	246%	$5,023	$6,131	(18%)

Per share data:
Basic:
Net income	$0.18	$0.05	260%	$0.52	$0.61	(15%)

Diluted:
Net income	$0.18	$0.05	260%	$0.52	$0.61	(15%)

Weighted average common shares outstanding:
Basic	9,738	9,748		9,716	9,976
Diluted	9,753	9,752		9,728	9,983
Dividends declared per share	$0.09	$0.09		$0.36	$0.33

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Graham Corporation Reports Fiscal 2017 Fourth Quarter and Full Year Results

June 1, 2017

Graham Corporation

Fourth Quarter Fiscal 2017

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	March 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$39,474	$24,072
Investments	34,000	41,000
Trade accounts receivable, net of allowances ($168 and $91 at March 31, 2017 and 2016, respectively)	11,483	12,730
Unbilled revenue	15,842	11,852
Inventories	9,246	10,811
Prepaid expenses and other current assets	681	613
Income taxes receivable	—	1,652

Total current assets	110,726	102,730
Property, plant and equipment, net	17,021	18,747
Prepaid pension asset	2,340	—
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	4,068	4,248
Other assets	177	168

Total assets	$151,570	$143,131

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$107	$55
Accounts payable	10,295	10,325
Accrued compensation	5,189	5,317
Accrued expenses and other current liabilities	3,723	3,826
Customer deposits	12,407	8,400
Income taxes payable	317	—

Total current liabilities	32,038	27,923
Capital lease obligations	143	157
Deferred income tax liability	4,051	3,546
Accrued pension liability	467	1,338
Accrued postretirement benefits	761	787

Total liabilities	37,460	33,751

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $.10 par value, 25,500 shares authorized 10,548 and 10,468 shares issued and 9,740 and 9,646 shares outstanding at March 31, 2017 and 2016, respectively	1,055	1,047
Capital in excess of par value	23,176	22,315
Retained earnings	110,544	109,013
Accumulated other comprehensive loss	(8,434)	(10,676)
Treasury stock (808 and 822 shares at March 31, 2017 and 2016, respectively)	(12,231)	(12,319)

Total stockholders’ equity	114,110	109,380

Total liabilities and stockholders’ equity	$151,570	$143,131

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Graham Corporation Reports Fiscal 2017 Fourth Quarter and Full Year Results

June 1, 2017

Graham Corporation

Fourth Quarter Fiscal 2017

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year Ended March 31,
	2017	2016
Operating activities:
Net income	$5,023	$6,131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,092	2,201
Amortization	234	234
Amortization of unrecognized prior service cost and actuarial losses	1,387	1,214
Stock-based compensation expense	627	697
Loss on disposal or sale of property, plant and equipment	4	4
Deferred income taxes	(884)	(1,522)
(Increase) decrease in operating assets:
Accounts receivable	1,127	4,440
Unbilled revenue	(3,996)	6,783
Inventories	1,561	3,175
Income taxes receivable/payable	1,977	(1,309)
Prepaid expenses and other current and non-current assets	(111)	(162)
Prepaid pension asset	(823)	(1,222)
Increase (decrease) in operating liabilities:
Accounts payable	78	(2,836)
Accrued compensation, accrued expenses and other current and non-current liabilities	28	(3,178)
Customer deposits	4,010	4,227
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	55	(126)

Net cash provided by operating activities	12,389	18,751

Investing activities:
Purchase of property, plant and equipment	(325)	(1,153)
Proceeds from disposal of property, plant and equipment	1	3
Purchase of investments	(55,000)	(44,000)
Redemption of investments at maturity	62,000	36,000

Net cash provided (used) by investing activities	6,676	(9,150)

Financing activities:
Principal repayments on capital lease obligations	(58)	(59)
Issuance of common stock	137	97
Dividends paid	(3,492)	(3,296)
Purchase of treasury stock	(29)	(9,441)
Excess tax (deficiency) benefit on stock awards	(19)	6

Net cash used by financing activities	(3,461)	(12,693)

Effect of exchange rate changes on cash	(202)	(107)

Net increase (decrease) in cash and cash equivalents	15,402	(3,199)
Cash and cash equivalents at beginning of year	24,072	27,271

Cash and cash equivalents at end of year	$39,474	$24,072

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Graham Corporation Reports Fiscal 2017 Fourth Quarter and Full Year Results

June 1, 2017

Graham Corporation

Fourth Quarter Fiscal 2017

Adjusted Net Income Reconciliation—Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended				Year Ended
	March 31,				March 31,
	2017		2016		2017		2016
		Per Diluted		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share		Share
Net income	$1,801	$0.18	$520	$0.05	$5,023	$0.52	$6,131	$0.61
+ Restructuring charge	—	—	—	—	630	0.06	—	—
- Tax effect	—	—	—	—	(189)	(0.02)	—	—

Adjusted net income	$1,801	$0.18	$520	$0.05	$5,464	$0.56	$6,131	$0.61

Non-GAAP Financial Measure:

Adjusted net income is defined as GAAP net income excluding a nonrecurring restructuring charge. Adjusted net income is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted net income is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Because Adjusted net income is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted net income, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Graham Corporation

Fourth Quarter Fiscal 2017

Adjusted EBITDA Reconciliation—Unaudited

(Amounts in thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net income	$1,801	$520	$5,023	$6,131
+Net interest income	(111)	(82)	(376)	(251)
+Income taxes	828	183	2,026	2,599
+Depreciation & amortization	580	585	2,326	2,435
+Restructuring charge	—	—	630	—

Adjusted EBITDA	$3,098	$1,206	$9,629	$10,914

Adjusted EBITDA margin %	12.1%	5.4%	10.5%	12.1%

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization and a nonrecurring restructuring charge. Adjusted EBITDA margin is Adjusted EBITDA divided by sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted EBITDA and Adjusted EBITDA margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2017 Fourth Quarter and Full Year Results

June 1, 2017

Graham Corporation

Fourth Quarter Fiscal 2017

Additional Information—Unaudited

ORDER & BACKLOG TREND
($ in millions)
	Q116	Q216	Q316	Q416	FY2016	Q117	Q217	Q317	Q417	FY2017
	Total	Total	Total	Total	Total	Total	Total	Total	Total	Total
Orders	$24.0	$20.6	$22.3	$17.1	$84.0	$14.6	$24.8	$17.7	$9.0	$66.1
Backlog	$110.1	$108.1	$113.2	$108.0	$108.0	$99.9	$104.0	$99.1	$82.6	$82.6

SALES BY INDUSTRY FY 2017
($ in millions)
FY 2017	Q1	% of	Q2	% of	Q3	% of	Q4	% of		% of
	6/30/16	Total	9/30/16	Total	12/31/16	Total	3/31/17	Total	FY2017	Total
Refining	$7.2	32%	$6.7	32%	$6.3	28%	$4.0	15%	$24.2	26%
Chemical/Petrochemical	$5.2	23%	$5.1	24%	$4.3	19%	$6.9	27%	$21.5	23%
Power	$4.7	21%	$6.1	29%	$4.4	19%	$4.8	19%	$20.0	22%
Other Commercial, Industrial and Defense	$5.3	24%	$3.2	15%	$7.7	34%	$9.9	39%	$26.1	29%
Total	$22.4		$21.1		$22.7		$25.6		$91.8

SALES BY INDUSTRY FY 2016
($ in millions)
FY 2016	Q1	% of	Q2	% of	Q3	% of	Q4	% of		% of
	6/30/15	Total	9/30/15	Total	12/31/15	Total	3/31/16	Total	FY2016	Total
Refining	$7.8	28%	$7.2	32%	$6.2	36%	$7.8	35%	$29.0	32%
Chemical/Petrochemical	$11.3	41%	$7.3	32%	$4.8	28%	$6.0	27%	$29.4	33%
Power	$3.7	13%	$3.0	13%	$2.7	16%	$5.2	23%	$14.6	16%
Other Commercial, Industrial and Defense	$4.8	18%	$5.3	23%	$3.6	20%	$3.3	15%	$17.0	19%
Total	$27.6		$22.8		$17.3		$22.3		$90.0

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Graham Corporation Reports Fiscal 2017 Fourth Quarter and Full Year Results

June 1, 2017

Graham Corporation

Fourth Quarter Fiscal 2017

Additional Information—Unaudited

(Continued)

SALES BY REGION FY 2017
($ in millions)
FY 2017	Q1	% of	Q2	% of	Q3	% of	Q4	% of		% of
	6/30/16	Total	9/30/16	Total	12/31/16	Total	3/31/17	Total	FY2017	Total
United States	$16.3	73%	$15.4	73%	$17.5	77%	$20.0	78%	$69.2	75%
Middle East	$1.0	4%	$0.5	2%	$0.8	3%	$0.9	4%	$3.2	4%
Asia	$3.1	14%	$1.2	6%	$1.6	7%	$1.8	7%	$7.7	8%
Other	$2.0	9%	$4.0	19%	$2.8	13%	$2.9	11%	$11.7	13%
Total	$22.4		$21.1		$22.7		$25.6		$91.8

SALES BY REGION FY 2016
($ in millions)
FY 2016	Q1	% of	Q2	% of	Q3	% of	Q4	% of		% of
	6/30/15	Total	9/30/15	Total	12/31/15	Total	3/31/16	Total	FY2016	Total
United States	$17.6	64%	$15.2	67%	$10.8	62%	$13.4	60%	$57.0	63%
Middle East	$3.3	12%	$3.8	17%	$1.7	10%	$2.2	10%	$11.0	12%
Asia	$2.9	11%	$0.8	3%	$1.6	9%	$3.6	16%	$8.9	10%
Other	$3.8	13%	$3.0	13%	$3.2	19%	$3.1	14%	$13.1	15%
Total	$27.6		$22.8		$17.3		$22.3		$90.0

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